SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2013

CAPLEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On June 21, 2013, CapLease, Inc. and various of its subsidiaries (collectively, the “Company”) entered into an amendment to its senior secured revolving credit agreement with Wells Fargo Bank, National Association. The amendment temporarily increases the Company’s aggregate borrowing capacity under the revolving credit agreement to up to $150 million (from up to $100 million). The additional $50 million in aggregate borrowing capacity will remain available to the Company for a period of six months until December 21, 2013, provided that the Company may extend the increased capacity for an additional six months until June 21, 2014, subject to the payment of an extension fee and the satisfaction of certain other routine conditions.

The amendment did not otherwise modify any other material terms of the revolving credit agreement, including the term of the revolving credit agreement and the interest rate the Company is required to pay on its borrowings.

The description of the amendment to the revolving credit agreement is qualified by reference to the complete amendment that is attached hereto as an exhibit and is incorporated herein by reference.

An affiliate of Wells Fargo Bank, National Association is acting as financial advisor to the Company in the pending merger transaction with American Realty Properties, Inc. which was announced on May 28, 2013.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1

Second Amendment to Credit Agreement by and among Caplease, LP, PREFCO Dix-Neuf LLC, PREFCO Nineteen Limited Partnership, CLF Cane Run Member, LLC, CLF Cane Run Louisville, LLC, CLF Landmark Omaha LLC, CLF Dodge Omaha LLC, KDC Busch Boulevard LLC, CLF 555 N Daniels Way LLC, CLF Pulco One LLC, CLF Pulco Two LLC and CLF Tollway Plano LP, as Borrowers, the Lenders party thereto, and Wells Fargo Bank, National Association, in its capacity as Administrative Agent for the Lenders dated as of June 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date: June 22, 2013